UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMAZON.COM, INC.

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2024 Annual Meeting of Shareholders Investor Outreach 9:00 a.m., Pacific Time Wednesday, May 22, 2024 Virtual Meeting Site: www.virtualshareholdermeeting.com/AMZN2024 May 2024

Table of Contents » Item 1: Our director nominees (slides 3 - 6) » Item 2: Ratification of Ernst & Young as independent auditors (slide 7) » Item 3: Advisory vote to approve executive compensation (slides 8 - 10) » Items 4 - 17: Amazon’s engagement on and approach to shareholder proposals (slides 11 - 12) » Items 4 - 17: Overview of shareholder proposals (slides 13 - 18) » Appendix: Deep dive on shareholder proposals

Our Board of Directors

- **Shareholder engagement**: Since the beginning of 2023:
  - Independent Directors participated in meetings with institutional shareholders owning more than 31% of our stock, including one-on-one or small group meetings with most of our 20 largest shareholders
  - Our shareholder engagement team, which communicates directly with our Board, has met with 68 of our 100 largest institutional shareholders and many shareholders with smaller holdings
- **Board development**: Two new directors since the 2023 Annual Meeting:

Independent Director	Expertise Provided to the Board
 **Andrew Y. Ng** Managing General Partner, AI Fund LP Founder, DeepLearning.AI LLC and Landing AI, Inc. Chairman and Co-Founder, Coursera, Inc.	Dr. Ng is a global leader in both AI and education. His academic and private sector work developing machine learning and deep learning algorithms and supporting companies developing and adopting AI applications informs the Board's perspective on the opportunities and challenges that AI presents. Dr. Ng has authored or co-authored more than 200 research papers on machine learning, robotics, and other related fields, bringing deep insight into a range of emerging technologies. Dr. Ng is also a successful entrepreneur, having founded several companies and has worked closely with entrepreneurs through AI Fund LP, which supports entrepreneurs to build AI companies. This experience supports the Board's evaluation of developments in AI, machine learning, and related technologies and oversight of related risks.
 **Brad D. Smith** President of Marshall University Former Chairman, President and CEO, Intuit Inc.	Mr. Smith's 19 years of senior executive leadership experience at Intuit, where he led its transformation from a North American desktop company to a global cloud product and financial platform company designed to empower and delight consumers, the self-employed, and small businesses, provides the Board with keen insights in cloud computing, privacy, and the development and marketing of consumer and small-business services. He also contributes to the Board's depth of senior executive experience guiding corporate strategy, business transformation, and capital allocation.

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4 Our Director Nominees • Our Board is committed to representing the long - term interests of shareowners. Each of our directors possesses internet savvy, c ustomer experience skills, an inquisitive and objective perspective, personal and professional ethics, integrity and values, practical wisdom and sound judgment, and the w ill ingness to take appropriate risks • Additionally, each of our directors has substantial senior leadership experience needed to oversee a company of our size and sca le, human capital management experience that is required to oversee our large, diverse, and talented workforces, and other relevant professional experience Board Skills and Characteristics Bezos Jassy Alexander Cooper Gorelick Huttenlocher Ng Nooyi Rubinstein Smith Stonesifer Weeks Human Capital Management: Experience managing employee development, retention, and relations on a large scale 12 Global Business & Operations: Brings a deep understanding of international dynamics relevant to our global footprint and complex operations 10 Public Company Executive: Experience as a senior executive at a publicly traded company 10 Financial: Experience relevant to overseeing financial strategy and operations, capital allocation, and reporting 9 Risk Management: Experience relevant to overseeing the strategy and risks of a complex organization, including cybersecurity 10 Community & Stakeholder Relations: Experience in the non - profit or NGO community and supporting communities and other stakeholders 10 Public Policy & Geopolitics: Experience navigating complex stakeholder considerations with domestic and international governments 8 Emerging Technology & Innovation: Expertise relevant to overseeing our various and rapidly evolving technological opportunities and risks, including cloud - based services, AI, cybersecurity, and devices 9 Retail & Digital Commerce: Experience relevant to overseeing our customer - and partner - focused businesses, product development, privacy protections, and retail operations 6 Marketing, Media, & Brand Management: Experience relevant to overseeing our marketing strategies, entertainment development, and brand building 6 4 8 Gender Diversity Female Male 3 9 Racial/Ethnic Diversity Diverse Non- Diverse 4 2 6 Tenure > 10 years 6-10 years ≤ 5 years

5 Broad Human Capital Management Experience Independent Director Human Capital Management Experience Andrew Y. Ng Director Since: 2024 Managing General Partner, AI Fund LP; Founder, DeepLearning.AI LLC and Landing AI, Inc.; Chairman and Co - Founder, Coursera, Inc. » Dr. Ng has important human capital management skills, with particular insight into young and technologically - sophisticated populations. Brad D. Smith Director Since: 2023 President of Marshall University » Mr. Smith has deep human capital management experience, including guiding and overseeing workplace environment and culture, having retained and fostered Intuit’s core values and character through a decade of transformative growth that placed the com pan y on “Best Places to Work” lists over multiple years. Edith W. Cooper Director Since: 2021 Co - Founder of Medley Living, Inc. and Former EVP of Goldman Sachs » Ms. Cooper served as EVP, Global Head of Human Capital Management of Goldman Sachs from March 2008 to December 2017. During her long tenure as a senior executive, she gained expertise in talent development, recruiting, retention, and workplace cultu re. General (Ret.) Keith B. Alexander Director Since: 2020 Former CEO, President, and Chair of IronNet, Inc. » Gen. Alexander served as the Commander of U.S. Cyber Command from May 2010 to March 2014 and was Director of the National Security Agency and Chief of the Central Security Service from August 2005 to March 2014. Through his military and defense experience, he gained experience managing large, diverse, and talented workforces. Indra K. Nooyi Director Since: 2019 Former Chair and CEO of PepsiCo, Inc. » Ms. Nooyi was the Chair and CEO of Pepsi, which employed approximately 263,000 people worldwide, including approximately 113,000 people within the United States. Approximately 100,000 of these jobs were created while Ms. Nooyi served as CEO. Peps i a nd its subsidiaries are party to numerous collective bargaining agreements. Daniel P. Huttenlocher Director Since: 2016 Dean of MIT Schwarzman College of Computing » Dr. Huttenlocher’s background brings a unique understanding of the intersection between human capital and technology/computing/robotic advancements that directly relate to the Company’s current and future workforce, informing such areas as key investments in safety, ergonomics, and use of robotics. Wendell P. Weeks Director Since: 2016 Chairman and CEO of Corning Incorporated » Mr. Weeks is Chair and CEO of Corning, which has 49,800 full - and part - time employees in 44 countries. Approximately 60% of all Corning employees are in production and maintenance roles and an estimated 60% of those employees are represented by a union, works council, or other representative group. Jamie S. Gorelick Director Since: 2012 Partner with Wilmer Cutler Pickering Hale and Dorr LLP » Ms. Gorelick has experience addressing diversity, equity, and inclusion, both on a policy level and in practice in the workpl ace , through her work advising companies and institutions on anti - harassment, non - discrimination, and gender and race issues. Jonathan J. Rubinstein Director Since: 2010 Former co - CEO of Bridgewater Associates, LP » Mr. Rubinstein has deep experience addressing talent development, management, and retention, including oversight of workplace environment and culture and diversity, equity, and inclusion matters, through his roles as a senior executive and director at nu merous technology and finance companies. Patricia Q. Stonesifer Director Since: 1997 Former President and CEO of Martha’s Table » Ms. Stonesifer has human capital management experience as a former executive at Microsoft, CEO of the Gates Foundation, and President and CEO of Martha’s Table. As a global employer of over 1.5 million people, human capital management experience has been an important aspect of our ongo ing Board refreshment strategy that we will continue to prioritize as we evaluate talented, multi - faceted candidates who can contribute broadly to the Board

Our Board and Its Committees Actively Oversee Our Response to Key Issues and Risks 6 Nominating and Corporate Governance Committee Leadership Development and Compensation Committee Audit Committee » Chair: Jonathan J. Rubinstein » Committee Meetings in 2023 : 7 » Responsibilities : Oversees our environmental, social, and corporate governance policies and initiatives, including The Climate Pledge, Amazon’s goal to be net zero carbon by 2040, and use of AI - related human rights risks » Recent Focus Areas: » Board composition, diversity, and skills » Identifying and evaluating new director candidates to join the Board » Amazon’s policies and initiatives regarding the environment and sustainability, corporate social responsibility, and corporate governance » Review of recent public policy and public relations initiatives » Shareholder engagement and feedback » Chair: Edith W. Cooper » Committee Meetings in 2023 : 5 » Responsibilities : Reviews and establishes compensation of the Company’s executive officers, evaluates our programs and practices relating to talent and leadership development, and oversees the Company’s strategies and policies related to human capital management » Recent Focus Areas: » Shareholder engagement and feedback on the design, amounts, and effectiveness of our senior executives’ compensation » Programs supporting our ambition to create safe, healthy, and inclusive work environments » Our work to improve safety, including a 60% improvement in worldwide lost time incident rate and 30% improvement in worldwide recordable incident rate since 2019 » Talent management and development, including our highly competitive compensation (with an average wage for employees in customer fulfillment and transportation of $20.50 per hour) and comprehensive benefits (401k, 20 weeks paid parental leave, and health insurance); diversity, equity, and inclusion goals; and the expansion of our upskilling programs » Chair: Indra K. Nooyi » Committee Meetings in 2023 : 6 » Responsibilities : Oversees our financial statements and financial reporting process, business continuity, operational risks, legal and regulatory matters, and our compliance policies and procedures » Recent Focus Areas: » Amazon’s risk assessment and compliance functions » Data privacy » Policies, procedures, and reports on political contributions and lobbying expenses » Tax matters » Chair: Keith B. Alexander » Committee Meetings in 2023 : 3 » Responsibilities : Oversees policies and procedures for protecting the Company’s security infrastructure and for compliance with data protection and security regulation, and related risks » Recent Focus Areas: » Amazon Security organization’s ongoing investments in the Company’s security infrastructure » Management of and response to cybersecurity and physical security risks Security Committee

Item 2 — Ratification of the Appointment of E&Y as Independent Auditors 7 Why We Recommend You Support This Proposal » Audit Committee undertakes a robust evaluation process each year to confirm that the retention of E&Y as our independent auditor continues to be in our shareholders’ best interests » E&Y has served as our independent auditor since 1996, which provides the firm with a deep understanding, and the ability to handle the breadth and complexity, of our business » E&Y provides only limited services other than audit and audit - related services

Item 3 — Advisory Vote to Approve Executive Compensation 8 2023 Executive Compensation Decisions » No equity awards were granted to our CEO or any of our named executives during 2023, a year in which our stock price grew more than 80% » Mr. Jassy’s “Total Compensation” for 2023 as reported in the Summary Compensation Table was $1.4 million » Our named executive officers’ realized compensation for 2023 was attributable primarily to vesting of restricted stock unit awards granted in prior years » Because a portion of their restricted stock units vest in each quarter during the year, our named executive officers’ realize d compensation reflects our stock price performance over the course of the year, further aligning with our shareholders’ interests and shareholder returns Summary Compensation Table (2023) Name and Principal Position Year Salary Stock Awards All Other Compensation Total Andrew R. Jassy President and Chief Executive Officer 2023 $ 365,000 $ — $ 992,764 $ 1,357,764 Jeffrey P. Bezos Founder and Executive Chair 2023 81,840 — 1,600,000 1,681,840 Brian T. Olsavsky SVP and Chief Financial Officer 2023 365,000 — 6,600 371,600 Douglas J. Herrington CEO Worldwide Amazon Stores 2023 365,000 — 29,231 394,231 Adam N. Selipsky CEO Amazon Web Services 2023 365,000 — 58,236 423,236 David A. Zapolsky SVP, Global Public Policy & General Counsel 2023 365,000 — 6,600 371,600 Stock Vested in 2023 Name Number of Shares Acquired on Vesting Value Realized on Vesting Andrew R. Jassy 225,340 $ 27,830,305 Jeffrey P. Bezos — — Brian T. Olsavsky 67,160 8,218,305 Douglas J. Herrington 158,163 18,897,502 Adam N. Selipsky 129,700 16,100,877 David A. Zapolsky 67,160 8,218,305

Item 3 — Advisory Vote to Approve Executive Compensation 9 Overview of Our Named Executive Officer Compensation »  Our executive compensation philosophy focuses on the true long - term success of our business , not on isolated one - , two - , or three - year goals that encompass only a limited and selective portion of our objectives and that can reward executives with above - target payouts even when the stock price remains flat or declines » Our compensation philosophy is anchored on periodic grants of time - vested restricted stock units that vest over the long term (generally five years or more) , which strongly aligns our executives’ compensation with the returns we deliver to shareholders » We remain committed to the structure of our executive compensation because it has worked effectively , having allowed us to: » attract and retain incredibly talented people who have guided our business through countless challenges » develop our business in ways that we could not have conceived a few years earlier, including initiatives that later became AWS, Kindle, Alexa, Fulfillment by Amazon, Marketplace, and Prime Video » make long - term commitments to sustainability and other environmental, social, and human capital initiatives and goals » drive strong long - term returns to our shareholders

Item 3 — Advisory Vote to Approve Executive Compensation 10 Shareholder Engagement Since Our 2023 Say - on - Pay Vote » In the course of our extensive shareholder outreach following our 2023 Annual Meeting: » We contacted 42 of our 50 largest shareholders offering to discuss executive compensation and we heard back from and engaged with shareholders owning approximately 33% of our stock; we also met with investors beyond our 50 largest » The Chair of the Leadership Development and Compensation Committee and/or our Lead Independent Director participated in meetings with shareholders owning approximately 25% of our stock, including one - on - one or small group meetings with most of our 20 largest shareholders » We are pleased that even more shareholders have come to appreciate the view expressed by the Council of Institutional Investors and discussed in an April 2017 position paper issued by Norges Bank Investment Management that equity awards with long vesting terms can effectively motivate and reward executives at a company like Amazon: » Among shareholders who supported our advisory vote on named executive officer compensation, many expressed strong support for the program and the Leadership Development and Compensation Committee » A few shareholders stated that, while they generally favor discrete performance goals, they appreciate the Committee’s thoughtful explanations of the design and operation of our compensation program and understand that the current program is tailored to Amazon’s business, works effectively, and does not lead to “above - target” or windfall payouts

Items 4 - 17 — Shareholder Proposals 11 Amazon’s Engagement on and Approach to Shareholder Proposals » Of the 14 shareholder proposals included in this year’s proxy statement: » Ten seek some form of report, four seek an independent, third - party assessment or study, and three seek to establish a new Board committee » Nine are repeat proposals that failed in prior years » We have engaged directly with most shareholder proponents, before and/or after they have submitted a proposal, and carefully evaluate each proposal to assess the extent to which we already address the requested action. » When a proposal aligns with our existing principles, goals, and priorities, would be in the best interest of the Company, and would generate long - term shareholder value, we may implement the proposal, although in a manner that differs from what the proposal requests » We oppose proposals, especially the many proposals that largely repeat prior years’ proposals, when they do not take into account the actions we already are taking or have taken that we believe resolve or mitigate the underlying concerns of the proposal, the decisions we have made in prioritizing our initiatives, or the unique and evolving nature of our operations

Items 4 - 17 — Shareholder Proposals 12 Amazon’s Engagement on and Approach to Shareholder Proposals (continued) » Some proposals, and proxy advisory firm commentary on them, contain or repeat inaccurate or biased assertions regarding our operations, fail to evaluate or weigh the costs of implementation relative to the claimed benefits or risks that they address, or fail to acknowledge steps we have taken to address their issue » In many cases, we believe the costs of implementing the proposals significantly outweigh the benefits or the potential impact of speculative risks or concerns posited in the proposals, and that the proposals do not enhance or create shareholder value. » We believe that the vast amount of time and financial resources that our Board, management, and business teams spend deliberating and addressing these proposals could be better spent focused on building our business, strengthening the existing and new initiatives we have underway, and creating long - term shareholder value

13 Item Topic Proponent New/Repeat/ Substantially the Same Why We Recommend Against 4 Additional Board Committee to Oversee Public Policy Jing Zhao Substantially the Same (2 nd time to be voted) • Our current Board and committee structure already provides an appropriate level of oversight. For example, the Nominating and Corporate Governance Committee is responsible for overseeing and monitoring the Company’s policies and initiatives relating to our environmental, sustainability, and corporate social responsibility practices, and regularly reviews Amazon’s public policy, government relations, and public relations initiatives. The Audit Committee is responsible for overseeing our policies, procedures, and reports with respect to political contributions and lobbying expenses 5 Additional Board Committee to Oversee the Financial Impact of Policy Positions National Center for Public Policy Research New 6 Report on Customer Due Diligence American Baptist Home Mission Society Repeat (5 th time) • The proposal fails to take into account the fact that we have been updating our technology and enhancing safeguards; that we have avoided or mitigated the risks and concerns posited in this proposal; and that AWS has never received a single verified report of Amazon Rekognition being used in the harmful manner posited in the proposal • We have been consistent and proactive in our efforts to address concerns and mitigate the risk of misuse through policy and advocacy efforts, product development processes, customer contractual requirements and training, consultation with third party experts, and other policies and practices See Appendix for additional information on each shareholder proposal. Items 4 - 17 — Shareholder Proposals

14 Item Topic Proponent New/Repeat/ Substantially the Same Why We Recommend Against 7 Additional Reporting on Lobbying The Province of Saint Joseph of the Capuchin Order Substantially the same (4 th time) • We report comprehensively and transparently on our public policy expenditures on an annual basis, including direct and indirect lobbying expenditures • In addition, we have Board and management processes in place to provide oversight of our public policy activities, and take a number of actions to mitigate the potential risk associated with misalignment between our views and the lobbying activities undertaken by organizations we support • It is unrealistic to expect that we will agree with every single policy position taken by every organization to which we contribute. We believe that remaining engaged with such organizations despite differing views on a particular matter has value and can influence the organization’s positions over time 8 Additional Reporting on Gender/Racial Pay Stanley Monroe and Laurie Carson, represented by Arjuna Capital Repeat (6 th time) • Amazon already provides disclosure on compensation by gender and by race/ethnicity. On the proponent’s 2024 Racial and Gender Pay Scorecard, Amazon (and 18% of companies reviewed) “receive a score of ‘B’ for their efforts to disclose and act on their racial and gender pay gaps.” In contrast, “A failing grade of ‘F’ is awarded to nearly half of the companies, 43%, . . . for a failure to disclose racial and gender pay gaps” • When evaluating 2023 compensation in the United States, including base compensation, cash bonuses, and stock, our reported data demonstrates that women globally and in the United States earned 99.8 cents and 99.9 cents, respectively, for every dollar that men earned performing the same jobs, and racial/ethnic minorities in the United States earned a dollar for every dollar that white employees earned performing the same jobs 9 Report on Viewpoint Restriction The American Family Association, represented by Bowyer Research New • We keep in mind the cultural differences and sensitivities of our global community when making decisions on products, and as a store, we’ve chosen to offer a very broad range of viewpoints • The Nominating and Corporate Governance Committee oversees and monitors our policies and initiatives relating to corporate social responsibility, including human rights and ethical business practices, and related risks See Appendix for additional information on each shareholder proposal. Items 4 - 17 — Shareholder Proposals

15 Item Topic Proponent New/Repeat/ Substantially the Same Why We Recommend Against 10 Additional Reporting on Stakeholder Impacts International Brotherhood of Teamsters General Fund Substantially the Same (2 nd time) • As the world’s largest corporate renewable energy purchaser for the fourth year in a row, we have a unique role to play in supporting a just, equitable, and sustainable energy transition. For example, we are a founding member of Beyond the Megawatt, an initiative of the Clean Energy Buyers Institute to maximize the environmental and social benefits of the clean energy transition • We believe all employees should have the opportunity to learn new skills, grow, and build their careers as they develop their professional journeys and prepare for economies of the future. We offer programs like Upskilling 2025 and Amazon Career Choice and help to create pathways to careers in fields that will continue growing in the years to come 11 Report on Packaging Materials PCR Children’s TR FBO Ellen, represented by As You Sow Substantially the Same (4 th time) • We recognize the importance of reducing plastic waste and already publicly report on the amount of single - use plastic being used across our global operations network to ship orders to customers • In 2022, the total metric tons of single - use plastic we used across our global operations network to ship orders to customers decreased by 11.6% from 2021. In addition, in 2022, we shipped 11% of our orders globally without any additional Amazon packaging • In 2022, in Europe we replaced our single - use plastic outbound packaging with 100% recyclable paper and cardboard packaging in our fulfillment network. During 2023, in the U.S., we announced our first automated U.S. fulfillment center to fully eliminate single - use plastic delivery packaging. This is the first step in a multi - year effort to transition more U.S. fulfillment centers to paper See Appendix for additional information on each shareholder proposal. Items 4 - 17 — Shareholder Proposals

16 Item Topic Proponent New/Repeat/ Substantially the Same Why We Recommend Against 12 Additional Reporting on Freedom of Association Catherine Donnelly Foundation, represented by the Shareholder Association for Research & Education Repeat (3 rd time) • We believe a third - party assessment is unnecessary in light of our policies and practices respecting freedom of association and collective bargaining rights and the regulatory oversight of these policies and practices that already exists in the United States and elsewhere • We respect the rights of our employees to form, join, or not to join a labor union or other lawful organization of their own selection, without fear of reprisal, intimidation, or harassment, and our policies and practices protect these rights •  In our engagement with the proponent, the proponent revealed the true intent behind this proposal, which is a commitment by Amazon to non - engagement with our employees during a union campaign. Such a commitment would deny individuals their right to make informed decisions by permitting only a union’s point of view to be presented 13 Alternative Emissions Reporting Green Century Capital Management and Longview Largecap 500 Index Fund New • We annually report carbon emissions (Scope 1, 2, and 3) and publish our carbon methodology • We follow guidance from the GHG Protocol’s Corporate Accounting and Reporting Standard in calculating our greenhouse gas emissions (including Scope 3 emissions), and these are assured by independent third parties See Appendix for additional information on each shareholder proposal Items 4 - 17 — Shareholder Proposals

17 Item Topic Proponent New/Repeat/ Substantially the Same Why We Recommend Against 14 Report on Customer Use of Certain Technologies John Harrington Repeat (6 th time) • This proposal continues to rely on the same speculative and outdated concerns and mischaracterizations and fails to take into account the fact that we have been updating our technology and enhancing safeguards and have avoided or mitigated the risks and concerns expressed in this proposal and that AWS has never received a single verified report of Amazon Rekognition being used in the harmful manner posited in the proposal • We have been consistent and proactive in our efforts to address concerns and mitigate the risk of misuse through policy and advocacy efforts, product development processes, customer contractual requirements and training, consultation with third party experts, and other policies and practices 15 Policy to Disclose Directors’ Political and Charitable Donations National Legal and Policy Center New • Our processes for nominating directors are designed to advance the long - term interests of shareholders by creating a Board with deep business acumen that reflects a diversity of experience and perspectives • Director nominees’ personal charitable and political giving does not reflect how the Board manages and oversees the Company. Under Delaware corporate law, our Board has fiduciary duties of care and loyalty to our shareholders and must act in our shareholders’ best interest See Appendix for additional information on each shareholder proposal Items 4 - 17 — Shareholder Proposals

18 Item Topic Proponent New/Repeat/ Substantially the Same Why We Recommend Against 16 Additional Board Committee to Oversee Artificial Intelligence AFL - CIO Equity Index Funds, represented by Segal Marco Advisors New • Amazon is committed to, and is a leader in, the responsible development and use of AI • Our Board and Board committees are already overseeing human rights and other risks associated with artificial intelligence and machine learning, including emerging technologies like generative artificial intelligence, foundation models, and artificial general intelligence • None of our peer companies has a board committee dedicated solely to risks arising from AI 17 Report on Warehouse Working Conditions Thomas Dadashi Tazehozi, represented by Tulipshare Capital LLC Repeat (3 rd time) • The audit requested by this proposal would be duplicative because we have already publicly disclosed our workforce incident rates compared with industry data and we are already subject to extensive regulatory oversight and review. Our goal is to be the safest workplace within the industries in which we operate • From 2019 to 2023, our worldwide lost time incident rate improved by 60% and our worldwide recordable incident rate improved by 30%. From 2022 to 2023, our worldwide lost time incident rate improved by 16% and our worldwide recordable incident rate improved by 8% • The proposal’s claims that our injury rates are significantly higher than the industry average are incorrect and, in contrast to what this proposal suggests, we do not require employees to meet specific productivity quotas See Appendix for additional information on each shareholder proposal Items 4 - 17 — Shareholder Proposals

Additional Information on Shareholder Proposals 19 Appendix

Item 4 and Item 5 — Shareholder Proposals Requesting Additional Board Committees to Oversee Public Policy and Financial Impact of Policy Positions 20 Proponent for Item 4: Jing Zhao Why We Recommend You Vote Against This Proposal » Our current Board and committee structure, which allocates oversight responsibilities among the full Board and each of its committees, already provides an appropriate level of oversight of the types of matters raised in the proposal. For example, the Nominating and Corporate Governance Committee is responsible for overseeing and monitoring the Company’s policies and initiatives relating to our corporate social responsibility practices, and regularly reviews the Company’s public policy, government relations, and public relations initiatives. The Audit Committee is responsible for overseeing the Company’s policies, procedures, and reports with respect to political contributions and lobbying expenses » Because our current structure already provides appropriate oversight of these matters, we believe that adding a separate Board committee overseeing such matters would be redundant and counterproductive Proponent for Item 5: National Center for Public Policy Research

Item 6—Shareholder Proposal Requesting a Report on Customer Due Diligence

Why We Recommend You Vote Against This Proposal

- For the fifth year in a row, this proposal continues to rely on the same speculative and outdated concerns and mischaracterizations and fails to take into account the fact that:
  - Over the seven years that AWS has been offering Amazon Rekognition and the six years since we acquired Ring, we have been updating our technology and enhancing safeguards and have avoided or mitigated the risks and concerns posited in this proposal
  - This proposal continues to incorrectly insinuate that Amazon Rekognition is a surveillance program. In fact, Amazon Rekognition does not collect images for users to perform searches on and does not provide any photos or data for users to search or compare images against. Instead, the service can be used to help analyze or detect objects, people, text, scenes, and activities in images and videos, as well as to detect inappropriate content, fraudulent users, or bots
  - AWS has never received a single verified report of Amazon Rekognition being used in the harmful manner posited in the proposal
- We have been consistent and proactive in our efforts to address concerns and mitigate the risk of misuse through policy and advocacy efforts, product development processes, customer contractual requirements and training, consultation with third party experts, and other policies and practices. For example:
  - Credo AI, a company that specializes in responsible AI, has performed a third-party evaluation, which supports that Rekognition performs well across demographic attributes
  - In 2020, we implemented a global moratorium on police use of Amazon Rekognition's facial comparison feature in connection with criminal investigations
  - As part of an ongoing commitment to improving its products and services by soliciting feedback from community stakeholders and independent experts, Ring completed a civil rights and civil liberties audit with the Policing Project at New York University School of Law in 2021, during the course of which Ring implemented over one hundred changes to its products, policies, and legal processes
  - Also, as part of a number of changes Ring recently made to the Neighbors app, Ring sunset the Request for Assistance tool. While public safety agencies can still share important updates and ask for help from their communities, they can no longer use the Request for Assistance tool to receive videos through the app

Proponent: American Baptist Home Mission Society

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Item 7 — Shareholder Proposal Requesting Additional Reporting on Lobbying Why We Recommend You Vote Against This Proposal » We report comprehensively and transparently on our public policy expenditures on an annual basis, including direct and indirect lobbying expenditures such as our payments to U.S. - based trade associations, coalitions, charities, and social welfare organizations to which our Public Policy team contributed at least $10,000 » We have Board and management processes in place to provide oversight of our public policy activities, and we take a number of actions to mitigate the potential risk associated with misalignment between our views and the lobbying activities undertaken by organizations we support » When, as a result of our own review or as a result of media or stakeholder inquiries, we identify potential misalignment between positions we support and the positions that such an organization advocates, we will carefully weigh the risks and benefits to Amazon of our continued membership in or support of such organization. In those situations, we will communicate to the organization that we do not support positions it takes that are not aligned with our public policy positions. In other instances, we may terminate our membership and/or withdraw our financial support if the risks arising from a particular position the organization supports outweigh the overall benefits to Amazon of being a member » It is unrealistic to expect that we will agree with every single policy position taken by every organization to which we contribute. We believe that remaining engaged with such organizations despite differing views on a particular matter has valu e and can influence the organization’s positions over time. Membership in trade associations also provides a number of important benefits — separate and apart from lobbying — to Amazon and our shareholders in the long - run 22 Proponent: The Province of Saint Joseph of the Capuchin Order

Item 8 — Shareholder Proposal Requesting Additional Reporting on Gender/Racial Pay Why We Recommend You Vote Against This Proposal » Amazon already provides disclosure on compensation by gender and by race/ethnicity. When evaluating 2023 compensation in the United States, including base compensation, cash bonuses, and stock, our reported data demonstrates that women globally and in the United States earned 99.8 cents and 99.9 cents, respectively, for every dollar that men earned performing the same jobs, and racial/ethnic minorities in the United States earned a dollar for every dollar that white employees earned performing the same jobs » We are strongly committed to promoting gender and racial diversity and inclusion in our workforce, including among our leadership ranks » On the proponent’s 2024 Racial and Gender Pay Scorecard, Amazon (and 18% of companies they reviewed) “receive a score of ‘B’ for their efforts to disclose and act on their racial and gender pay gaps.” In contrast, “A failing grade of ‘F’ is awarded to nearly half of the companies, 43%, . . . for a failure to disclose racial and gender pay gaps” 23 Proponent: Stanley Monroe and Laurie Carson, represented by Arjuna Capital

Item 9 — Shareholder Proposal Requesting a Report on Viewpoint Restriction Why We Recommend You Vote Against This Proposal » We take seriously our commitment to respect for people from all backgrounds. We keep in mind the cultural differences and sensitivities of our global community when making decisions on products, and as a store, we’ve chosen to offer a very broad range of viewpoints. We strive to maximize selection for all customers, even if we do not agree with the message or sentiment of all of the products » We have risk management processes to protect against risks to the Company. For example, the Nominating and Corporate Governance Committee oversees and monitors our policies and initiatives relating to corporate social responsibility, including human rights and ethical business practices, and related risks most relevant to the Company’s operations and engagement with customers, suppliers, and communities 24 Proponent: The American Family Association, represented by Bowyer Research

Item 10—Shareholder Proposal Requesting Additional Reporting on Stakeholder Impacts

Why We Recommend You Vote Against This Proposal

- As the world's largest renewable corporate energy purchaser, we have a unique role to play in supporting a just, equitable, and sustainable energy transition. For example, we are a founding member of Beyond the Megawatt, an initiative of the Clean Energy Buyers Institute to maximize the environmental and social benefits of the clean energy transition. We have also made a $53 million commitment to address gender inequities that exist for women in the climate finance ecosystem and to support female entrepreneurs with the resources they need to accelerate climate change innovations, including by serving as a founding partner of the Climate Gender Equity Fund
- We believe all employees should have the opportunity to learn new skills, grow, and build their careers as they develop their professional journeys and prepare for economies of the future. Therefore, we want to make it easy for people to have access to the skills they need to grow their careers by offering programs like Upskilling 2025 and Amazon Career Choice. Through these programs, we are creating pathways to careers in fields that will continue growing in the years to come. More than 175,000 Amazon employees worldwide have participated in Career Choice since it launched in 2012
- As we disclose in our Sustainability Report and on our website, our commitment to sustainability includes supporting partners in our supply chain that respect human rights, provide safe and inclusive workplaces, and promote a sustainable future. We have codified our commitment to human rights in our Amazon Global Human Rights Principles and have published our Supply Chain Standards, which are grounded in principles of inclusivity, continuous improvement, and supply chain accountability

Proponent: International Brotherhood of Teamsters General Fund

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Item 11 Shareholder Proposal Requesting a Report on Packaging Materials Why We Recommend You Vote Against This Proposal We are committed to protecting the planet and recognize the importance of reducing plastic waste, which is why we already publicly report on the amount of single use plastic being used across our global operations network to ship orders to customers We have continued to take steps to reduce single use plastics in our outbound packaging. In 2022, the total metric tons of sing le use plastic we used across our global operations network to ship orders to customers decreased by 11.6% from 2021. This decre ase also contributed to the 17.1% decrease in average plastic packaging weight per shipment in 2022 across our global operations network, building on the over 7% reduction achieved in 2021. In 2022, we shipped 11% of our orders globally without any additional Amazon packaging In 2022, in Europe we replaced our single use plastic outbound packaging with 100% recyclable paper and cardboard packaging in our fulfillment network, and in India, we eliminated single use, thin film plastic packaging originating from the country's fulf ilment network in 2020 During 2023, in the U.S., we announced our first automated U.S. fulfillment center to fully eliminate single use plastic deliver y packaging. This is the first step in a multi year effort to transition more U.S. fulfillment centers to paper. During 2022, we e xpanded recyclable paper padded bag use across the U.S. and Canada, replacing 99% of harder to recycle padded bags that contain both plastic and paper The proponent continues to cite a misleading report about our plastic packaging from Oceana. A peer reviewed dataset that links individual producers to their branded plastic items that end up in the environment does not show Amazon packaging as a major contributor to plastic pollution 26 Proponent: PCR Children's TR FBO Ellen, represented by As You Sow

Item 12 — Shareholder Proposal Requesting Additional Reporting on Freedom of Association Why We Recommend You Vote Against This Proposal » We respect the rights of our employees to form, join, or not to join a labor union or other lawful organization of their own selection, without fear of reprisal, intimidation, or harassment, and our policies and practices protect these rights. We bel iev e a third - party assessment is unnecessary in light of our policies and practices respecting freedom of association and collective bargaining rights and the regulatory oversight of these policies and practices that already exists in the United States and elsewhere » We believe in and promote informed employee decision - making, open communication, and freedom of expression as an integral part of our employees’ freedom of association. Companies are permitted to communicate their views about unions or a specific union to their employees, just as unions may freely express their views on these same topics » In our engagement with the proponent, the proponent revealed the true intent behind this proposal, which is a commitment by Amazon to non - engagement with our employees during a union campaign. Such a commitment would deny individuals their right to make informed decisions by permitting only a union’s point of view to be presented » A careful review of the facts regarding our workplace employee relations shows a different situation than suggested by this proposal and its supporting statement. There has not been a union election at any of our U.S. locations since October 2022 when employees voted nearly two - to - one against union representation. In 2022, unions met the minimum showing of support required for the National Labor Relations Board (“NLRB”) to schedule a representation vote at only four of our U.S. locations out of more than 600 fulfillment centers, delivery stations, and same day facilities in the United States. In 2022, less than 0. 4% of our total U.S. workforce voted in favor of union representation 27 Proponent: Catherine Donnelly Foundation, represented by the Shareholder Association for Research & Education

Item 12 Shareholder Proposal Requesting Additional Reporting on Freedom of Association Why We Recommend You Vote Against This Proposal (continued) While the proponent suggests that it is seeking reports comparable to those that other companies have issued, the proponent has criticized those other company reports as lacking The proponent cites Unfair Labor Practice ("ULP") filings as a rationale for an independent assessment. Although Amazon was one of the largest private sector employers in the United States, employing over one million people, only approximately 445 ULP claims were filed against Amazon from 2021 through 2023. For context, during the same period, there were almost twice as many ULP claims filed against a large unionized U.S. logistics company with less than half as many employees in the United States as Amazon A ULP charge consists solely of allegations and can be filed by anyone any private citizen, union, or company. About half of the approximately 445 ULP charges against Amazon were filed at the four facilities where unions sought representation votes. Unions leveraged these ULP claims as part of their election campaigns. About half of the ULP charges filed against Amazon in 2021 through 2023 have already been dismissed or withdrawn for lack of merit at the earliest agency investigatory stages Globally, we apply or are party to dozens of collective bargaining agreements at national, regional, sectoral, and enterprise levels. In 2022, we established a European Works Council and we held our first meeting in April 2023 Contrary to the proponent's claims, the pace of ULP charges filed against Amazon has decreased from 2022 to 2023 and decreased from 2023 to 2024 year to date, and we have engaged three separate times with the proponent regarding the proposal and continue to engage with other co filers 28 Proponent: Catherine Donnelly Foundation, represented by the Shareholder Association for Research Education

Item 13 — Shareholder Proposal Requesting Alternative Emissions Reporting Why We Recommend You Vote Against This Proposal » We annually report carbon emissions (Scope 1, 2, and 3) and publish our carbon methodology » We follow guidance from the GHG Protocol’s Corporate Accounting and Reporting Standard (the “GHG Protocol Corporate Standard”) in calculating our greenhouse gas emissions (including Scope 3 emissions), and these are assured by independent third parties » Consistent with the GHG Protocol Corporate Standard, we focus on accounting for and reporting those activities that are relevant to our business and goals, and for which we are able to obtain reliable information. For example, many products purchased by customers are sold by third - party selling partners who control, and are responsible for, their own carbon emissions accounting. For those products, we account for the emissions generated by their transportation to customers when it is performed or paid for by Amazon » Regarding potentially forthcoming regulation, we continue to evaluate and investigate the potential impact of new regulation and adjust as necessary. Amazon remains committed to our regulatory compliance and reporting responsibilities 29 Proponent: Green Century Capital Management and Longview Largecap 500 Index Fund

Item 14 — Shareholder Proposal Requesting a Report on Customer Use of Certain Technologies Why We Recommend You Vote Against This Proposal » We have been consistent and proactive in our efforts to address concerns and mitigate the risk of misuse through policy and a dvo cacy efforts, product development processes, customer contractual requirements and training, consultation with third party experts, and oth er policies and practices. For example: » Credo AI, a company that specializes in responsible AI, has performed a third - party evaluation, which supports that Rekognition performs well across demographic attributes » In 2020, we implemented a global moratorium on police use of Amazon Rekognition’s facial comparison feature in connection wi th criminal investigations » For the sixth year in a row, this proposal continues to rely on the same speculative and outdated concerns and mischaracteri zat ions and fails to take into account the fact that: » Over the seven years that AWS has been offering Amazon Rekognition, we have been updating our technology and enhancing safeg uar ds and have avoided or mitigated the risks and concerns expressed in this proposal » This proposal continues to mischaracterize Amazon Rekognition as a surveillance program. In fact, Amazon Rekognition does not collect images for users to perform searches on and does not provide any photos or data for users to search or compare images against . I nstead, the service can be used to help analyze or detect objects, people, text, scenes, and activities in images and videos, as well as to detect inappropriate content, fraudulent users, or bots » AWS has never received a single verified report of Amazon Rekognition being used in the harmful manner posited in the proposal 30 Proponent: John Harrington

Item 15 — Shareholder Proposal Requesting a Policy to Disclose Directors’ Political and Charitable Donations Why We Recommend You Vote Against This Proposal » Our processes for nominating directors are designed to advance the long - term interests of shareholders by creating a Board with deep business acumen that reflects a diversity of experience and perspectives » Director nominees’ personal charitable and political giving does not reflect how the Board manages and oversees the Company. Under Delaware corporate law, our Board has fiduciary duties of care and loyalty to our shareholders and must act in our shareholders’ best interest 31 Proponent: National Legal and Policy Center

Item 16 — Shareholder Proposal Requesting an Additional Board Committee to Oversee Artificial Intelligence Why We Recommend You Vote Against This Proposal » Our Board and Board committees are already overseeing human rights and other risks associated with artificial intelligence and machine learning, including emerging technologies like generative artificial intelligence, foundation models, and artificial general intelligence (collectively, “AI”) » Because Amazon expects AI to be increasingly integrated into the products and services that we offer customers, as well as our own operations, and given the scope and variety of our operations, we believe it would be far more effective for the Board committee already responsible for particular types of risks — such as human rights or human capital risks — to retain oversight responsibility for any additional risks associated with AI in those contexts. In this regard, none of our peer companies has a board committee dedicated solely to risks arising from AI » Amazon is committed to, and is a leader in, the responsible development and use of AI. For example, our AWS operations have consistently addressed our commitment to developing AI responsibly, taking a people - centric approach that prioritizes education, science, and our customers, to integrate responsible AI across the end - to - end AI lifecycle. In 2023, we supported the White House Voluntary AI commitments, participated in the AI Safety Summit in the UK, and joined the U.S. Artificial Intelligence Safety Institute Consortium, promoting the safe, secure, and transparent development of AI technology. In September 2023, we published the AWS Responsible AI Policy, which explicitly prohibits the use of AWS AI services, features, and functionality for certain potentially harmful uses and requires additional safeguards to mitigate risk when those services are used to make consequential decisions, including ones that may implicate a person’s fundamental rights 32 Proponent: AFL - CIO Equity Index Funds, represented by Segal Marco Advisors

Item 17 — Shareholder Proposal Requesting a Report on Warehouse Working Conditions Why We Recommend You Vote Against This Proposal » The audit requested by this proposal would be duplicative because we have already publicly disclosed our workforce incident rates compared with industry data and we are already subject to extensive regulatory oversight and review » From 2019 to 2023, our worldwide lost time incident rate (“LTIR”) improved by 60% and our worldwide recordable incident rate (“RIR”) improved by 30%. From 2022 to 2023, our worldwide LTIR improved by 16% and our worldwide RIR improved by 8%. These are substantial improvements and a solid foundation from which to build, and we are committed to continuing these trends » In 2023, we conducted almost 6.3 million inspections globally and we audited 240 sites across Amazon. We also have a number of employee feedback mechanisms (Connections, MyVoice , Associate Safety Committees, Dragonfly) to ensure we’re listening to our employees » Amazon’s workplace health and safety efforts are already assessed by independent regulators responsible for evaluating our workplace environment. Federal and state government regulators tasked with investigating and enforcing employee workplace safety standards have inspected and been provided extensive access to information regarding our warehouse operations and injury and incident reports nationwide. The subject matter and geographic scope of these government inspections is significantly greater and more detailed than what any third - party audit would reasonably entail 33 Proponent: Thomas Dadashi Tazehozi, represented by Tulipshare Capital LLC

Item 17 — Shareholder Proposal Requesting a Report on Warehouse Working Conditions Why We Recommend You Vote Against This Proposal (continued) » The proposal’s claims that our injury rates are significantly higher than the industry average are incorrect » The proposal also is premised on incorrect and misleading claims that conflate “serious” injuries with what is called the “DART” rate, which measures injuries resulting in days away, restricted work, or transferred work. OSHA does not define DART as a measure of “serious” injuries, and we believe that LTIR is the better metric for understanding the frequency of the most serious injuries because that metric accounts for all injuries that actually require time away from work » In contrast to what this proposal suggests, we do not require employees to meet specific productivity quotas » Our Board, including through the Leadership Development and Compensation Committee, which is composed solely of independent directors, has direct oversight of employee well - being and workplace safety and regularly reviews these matters 34 Proponent: Thomas Dadashi Tazehozi, represented by Tulipshare Capital LLC Source: https://www.aboutamazon.com/news/workplace/amazon - workplace - safety - post - 2023

Amazon Reporting 35 • Health & Safety • Our 2023 safety disclosures: https://www.aboutamazon.com/news/workplace/amazon - workplace - safety - post - 2023 • Our 2022 safety update: https://www.aboutamazon.com/news/workplace/amazon - safety • Packaging • https://www.aboutamazon.com/news/sustainability/how - amazon - is - reducing - packaging • https://www.aboutamazon.com/news/sustainability/amazon - sustainability - ai - reduce - packaging • https://www.aboutamazon.com/news/sustainability/amazon - fulfillment - center - eliminates - plastic - packaging • https://www.aboutamazon.eu/news/sustainability/our - delivery - bags - envelopes - and - boxes - across - europe - are - now - all - 100 - recyclable • Climate • https://sustainability.aboutamazon.com/ • https://www.aboutamazon.com/news/sustainability/amazon - renewable - energy - portfolio - january - 2024 - update • https://www.amazon.science/news - and - features/how - amazon - reworked - its - fulfillment - network - to - meet - customer - demand • https://sustainability.aboutamazon.com/carbon - methodology.pdf • https://sustainability.aboutamazon.com/2022 - ghg - verification - scope - 3.pdf • Compensation & Benefits • https://www.aboutamazon.com/news/workplace/how - much - does - amazon - pay • https://www.aboutamazon.com/news/workplace/our - workforce - data • https://www.aboutamazon.com/workplace/upskilling - commitments • https://www.aboutamazon.com/news/workplace/career - choice - free - education - for - amazon - employees • https://www.aboutamazon.com/news/job - creation - and - investment/7 - key - stats - that - help - explain - amazons - economic - impact - in - the - u - s • Freedom of Association • https://www.aboutamazon.com/news/policy - news - views/amazons - human - rights - commitment - policy - and - practice • https://sustainability.aboutamazon.com/human - rights/principles

Amazon Reporting 36 Lobbying • https://www.aboutamazon.com/about - us/our - positions • https://ir.aboutamazon.com/corporate - governance/Political - Engagement/default.aspx Responsible AI • https://www.aboutamazon.com/news/company - news/amazon - responsible - ai • https://aws.amazon.com/uki/cloud - services/uk - gov - ai - safety - summit/ • https://www.aboutamazon.com/news/policy - news - views/amazon - joins - us - artificial - intelligence - safety - institute - to - advance - responsib le - ai • https://aws.amazon.com/about - aws/whats - new/2023/11/aws - ai - service - cards/ • https://aws.amazon.com/machine - learning/responsible - ai/policy/ • https://d1.awsstatic.com/responsible - machine - learning/responsible - use - of - machine - learning - guide.pdf Ring and Rekognition • Ring Civil Rights and Civil Liberties Audit • https://blog.ring.com/about - ring/rings - stance - on - facial - recognition - technology/ • https://blog.ring.com/about - ring/ring - announces - new - neighbors - app - features - sunsets - request - for - assistance - post/ • https://aws.amazon.com/machine - learning/responsible - machine - learning/rekognition - face - matching

This document includes forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental, social, and other sustainability plans, initiatives, projections, goals, commitments, expectations, or prospects, are forward - looking. We use words such as anticipates, believes, commits, expects, future, goal, intends, plans, projects, seeks, and similar expressions to identify forward - looking statements. Forward - looking statements reflect management’s current expectations and are inherently uncertain. Actual results or outcomes could differ materially due to a variety of factors. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10 - K and our 2022 Amazon Sustainability Report. Any standards of measurement and performance made in reference to our environmental, social, and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. 37 Other Information